Filed Pursuant to Rule 433

Registration Statement No. 333-189006

Dated July 8, 2013

Superconductor Technologies Inc.

Investor Presentation

July 2013

Notices

Please read the following notices before reviewing the information contained herein

The information in this document has been prepared solely for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities from any entities described herein. Any such offer will be made solely by means of the prospectus contained in the registration statement (collectively, the “Registration Statement”) filed by Superconductor Technologies Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”). The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

INVESTING IS SPECULATIVE AND INVOLVES RISK OF LOSS. YOU SHOULD REVIEW CAREFULLY THE REGISTRATION STATEMENT, INCLUDING THE DESCRIPTION OF THE RISKS AND OTHER TERMS BEFORE MAKING A DECISION TO INVEST. The Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus contained in the Registration Statement, the information incorporated by reference into the Registration Statement, and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus contained in the Registration Statement if you request it by calling Ladenburg Thalmann & Co. Inc. at (212) 409–2000.

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 2

Notices (continued)

All information contained in this presentation is subject to revision. No representation or warranty can be given with respect to the accuracy or completeness of the information herein.

Forward-Looking Statements

The information contained herein contains forward-looking statements. These forward-looking statements are based on the

Company’s current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in the Registration Statement (and the information incorporated by reference therein), many of which are outside the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Actual results may vary materially from those expressed or implied. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. You should conduct your own analysis, using such assumptions as you deem appropriate, and should fully consider other available information, including the information described under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Registration Statement, in making a decision to invest.

All forward-looking statements are based on information available to the Company as of the date hereof and the Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 3

Leading Superconducting Innovation

Attacking large opportunity with Conductus® wire strategic initiative

High Temperature

Superconducting HTS Product Release

(HTS) Technology Only company to

1987 Development HTS Manufacturing

successfully commercialize High Volume

Key competitive HTS products for RF Conductus® HTS

advantage electronics. Established Advanced proprietary HTS

leadership with best-in- deposition process in full Wire Production,

class HTS products scale manufacturing New Manufacturing

production. 6,000 systems

deployed with Verizon Facility in Austin, TX

Wireless and AT&T

Manufacturing of second

generation (2G) HTS wire

with industry leading

performance

Technology Transfer and

Partnerships

Wireless Product Business

Cryogenic Cooler Business

2012 and Beyond Today

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 4

Delivering Superconducting Wire Innovation

What fiber optics is to telecom, superconducting wire is to power

No other technology comes close

Addressing large Smart Grid market opportunity with a need for game changing technology

Our technological superiority provides sustainable production advantages

Proprietary expertise in superconducting production technology – Strong IP portfolio

History of IP development with over 100 patents issued and pending for various technologies

State of the art factory – 20 years of HTS manufacturing expertise focused on providing large volume of high-performance Conductus® wire

Pilot production equipment in Advanced Manufacturing Center of Excellence (AMCE) in Austin, TX now operational

Strong customer demand—delivering our solution through existing channels

Receiving multiple orders from large, multi-national industrial companies for certification testing

Committed to superconducting cable demonstration project with major producer of superconducting cables

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 5

Superconducting Wire

Changes the paradigm for the future design of electrical devices

Conventional Copper

Capacity Low 100X more

Efficiency Poor Extremely high

Size, Weight Large, heavy Compact, light weight

Economics Adequate for today Improved for future

Design Limited Enabling new devices

Replacing legacy copper wire with ultra-high performance superconducting wire

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 6

Huge Global Market Opportunity

$24.5 Billion*

Superconducting Device TAM 2015

HTS Cables, Motors, Generators, Transformers, SFCL

$9.9 Billion*

HTS Power Cable TAM 2015

>1 Billion**

HTS Wire TAM 2015

The Industry Challenge – Existing electric grid is not built to handle power demands of 21st century

Urban transmission corridors need more power transmitted through existing right-of-ways

Renewable energy sources pose large challenge to a linear power grid layout

The Need—Aging infrastructure requires a radical change

The Solution—HTS wire plays the critical role in solving these challenges

Market Adoption Underway—The utility industry has

started to adopt HTS technology to address problems unsolvable by conventional means

Sales Channel in Place —Leading multinational,

industrial companies are advocates for HTS technologies with established sales channels to utilities

*The global market size of superconducting devices is forecasted to increase from $24.5 billion in 2015 to over $113 billion in 2050. This includes nearly $9.9 billion for HTS power cables in the 2015 timeframe.” (Korean Industries Confederation for Commercialization of Superconductivity)

** STI believes that the global market for HTS wire will exceed $1B by 2015

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 7

Large Addressable Smart Grid Market

Innovative superconducting devices and industry participants

Offers significant size 10X power capacity of Enhances the capacity Superior protection; Enhances imaging reduction and conventional cable and reliability of increases reliability, performance for high increased performance stability-constrained survivability, and field devices utilizing over conventional 100’s of kilometer utility grids minimizes power HTS wire technologies length HTS wire pieces recovery time

used in a single cable

Motors and generators Short lengths of HTS

utilize 10’s to 100’s of wire are formed into

kilometers of HTS wire 100’s of coils stacked

per device into a conductor bank

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 8

Strategic Market Focus

Customer Pull

Commitments from large, multi-national customers moving to commercialization

Standardization underway Optimizing Existing Designs HV circuit breakers High field magnets MV cables

HTS Magnets HTS Power Cable

HTS Circuit Breakers HTS Medical Devices

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 9

Customer Testimonials

Expertise in scalable, cost-effective technology for HTS wire production

Los Alamos NATIONAL LABORATORY EST. 1943

"We are excited to verify these test results confirm that STI's HTS deposition process produces 2G HTS wire with state-of-the-art superconducting properties."
Dr. Ken Marken, Superconductivity Technology Center Leader at LANL

General Cable SUPERCONDUCTORS

"STI's HTS wire could be a future route to deliver low cost, high performance HTS wire required for commercialization of value added products such as Roebel cable. GCS is building critical mass, in terms of expertise, revenue and market development for HTS Roebel cable as an industrial technology." - General Cable Superconductor CEO Andrew Priest

Southwire®

"Southwire draws on over a decade of superconducting cable experience and has already successfully installed multiple HTS cable projects for the Department of Energy and electric utilities. The availability of low-cost, high-performance HTS wire for integration into power cables and other power devices will greatly benefit commercial markets." - Axel Schlumberger, Senior Vice President, Energy Division, Southwire Company

Nexans

"Nexans' independent wire performance verification represents an important milestone for our 2G HTS wire initiative. We believe that the success of these initial tests is another indication that our wire technology development is on track to meet the demanding needs of future transmission cable projects." - STI CEO, Jeff Quiram

STI SUPERCONDUCTOR TECHNOLOGIES INC.
© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved
10

Conductus Achieves Commercial Performance Target

HTS Cable Applications



2G HTS Wire Performance
(Amps/cm-width @ 77K SF)
800
700
600
500
400
300
200
100
0
Projected
Commercial Requirement
STI
CONDUCTUS
U.S. DEPARTMENT OF ENERGY
2009
2010
2011
2012
2013
2014

In 2012 Conductus® wire achieved commercial performance target of 500 A/cm @ 77K on 2 micron thick HTS film

U.S. Dept. of Energy 2G HTS wire requirements

STI SUPERCONDUCTOR TECHNOLOGIES INC.

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved

11

HTS Materials Cost Reduction Over Time

300%

Metal-Organic Deposition (MOD), Metal-

3X Cost Estimate Organic Chemical Vapor Deposition (MOCVD)

140% and Pulsed Laser Deposition (PLD) implemented

and studied before being abandoned in 2003

120%

Transition to RCE-CDR improved yield to 99.5%

100% Over 80% cost reduction achieved with process

st

Co improvements

80%

Materials 60%

HTS

40%

20%

0%

MOD

and PLD RCE-CDR

MOCVD

Mid 90’s 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 12

Our Wire

Superior deposition technology and a simplified, layered wire architecture provides sustainable production advantages:

Significantly lower cost Ultra high performance Robust and flexible design

Optimized HTS manufacturing processes reduce runtime and increase yield and throughput Validated performance for use in all major HTS applications underway currently Customizable for all power requirements

Conductus® Wire Architecture

Reel of 10mm Conductus® wire

100mm Conductus® wire slit to 10mm

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 13

Conductus® Wire Development Milestones

2012

- **Pilot wire template manufacturing complete**
- Customer pipeline established and samples shipped for acceptance testing
- Annual capacity 100m from RCE-CDR R&D machine
- R&D systems - 6 m/run

2013

- **Pilot production online for complete wire**
- **Customer pipeline growth, POs for certification and demonstration projects**
- Approved for use in HTS Cables, Magnets, SFCL, Motors and Generators
- Pilot production - 100m/run
- Annual capacity 4 km from RCE-CDR pilot production

2014 and beyond

- **Full Production – 1km/run**
- **Customer POs and commitments to volume production**
- **Production suite operationally capable of volume shipments**
- Annual capacity 750 km from full suite of production equipment
- Standardization and acceptance across all commercial HTS applications

- Full commercial availability of low-cost, high-performance 2G HTS wire achieved with volumes of less than 1 Million meters

CONDUCTUS®
Superconducting Wire



Value to Our Customer
Template pilot production
Production equipment becomes operational
Obtain POs from multiple customers - reserve capacity
Proof of concept demonstration
Fulfill POs and meet customer specification
Obtain commitments to volume production
1 kilometer length production
Volume shipments for project demonstrations
Commercial : High Volume

STI

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved
14

Relocation to Austin, Texas

Attractive Manufacturing Center of Excellence Location

State of the art Class A semiconductor fab with millions of dollars of infrastructure in place Low cost utilities and favorable lease terms

World Class Human Resources Available

Added engineering leadership and several key members for our engineering and manufacturing team

Growth to Meet Demand

Projected annual capacity of 6,000 kilometers of 2G HTS wire

Cleaning System IBAD System 100 mm Wire Slitter

SDP System RCE-CDR System

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 15

Leadership

Jeff Quiram

President & CEO

9 Years at STI

Bill Buchanan

CFO

15 Years at STI

Bob Johnson

SVP, Operations

13 Years at STI

Adam Shelton

VP, Product Management & Marketing

7 Years at STI

Ken Pfeiffer

VP, Engineering First Year at STI

Our goal is to provide the world’s most efficient, high-performance and cost effective superconducting wire for power applications. We are dedicated to improving our long-term competitiveness and profitability as we strive to deliver success to our shareholders and customers.

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 16

Leveraging Our Historical Investments

$10 Million CapEx

750km of wire Capacity

$6.5 Million

Investment to Date

$3.5 Million

Remaining investment

Financial projections based on information to date.

Key Metrics:

STI has invested over $100M in HTS R&D for various applications since 2000

A majority of CapEx required for the first 2G HTS wire pilot production suite has been invested

$3.5M in additional CapEx remaining for the production suite expected to generate $37.5M of revenue at current market prices

Capacity can be expanded to 1500km for an additional $2.5M in CapEx

Additional production suites – 1500km increments

$12.5M in CapEx expected to deliver $75M in estimated revenue at current market prices

Balance Sheet Highlights (as of Mar 30, 2013)

Debt 0 Dollars in millions

Cash* 1.7

Working Capital 1.1

Total Assets 10

0 2468 10 12

* Does not include $1.95 million from a registered direct offering of common stock and warrants 4/26/13

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 17

STI Investment Rationale – Summary

Changes the paradigm for future design of electrical devices

Attractive large emerging Smart Grid market that needs a game changing technology

Technological superiority provides sustainable production advantages

20 Years of HTS manufacturing expertise focused on providing large volume of high-performance Conductus® wire

Strong customer demand—Delivering our solution through existing channels

© 2013 Superconductor Technologies Inc. Proprietary and All Rights Reserved 18

Superconductor Technologies Inc.

NASDAQ: SCON